EXHIBIT 5.1

November 12, 2009

ULURU Inc.
4452 Beltway Drive
Addison, Texas 75001

Re:	Registration Statement on Form S-3, File No. 333-160568

Gentlemen:

We have acted as special counsel to ULURU, Inc., a Nevada corporation (the “Company”) in connection with a Registration Statement on Form S-3, File No. 333-160568 (the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related Prospectus included therein (the “Prospectus”) and the Prospectus Supplement dated on or about November 11, 2009 (the “Prospectus Supplement) to be filed with the Commission, related to the registration of an aggregate of (i) up to 10,714,467 shares of common stock, $.001 par value (the “Shares”), (ii) warrants (the “Warrants”) to purchase an aggregate of up to 5,357,233 shares of common stock, $.001 par value, in the form filed as Exhibit 4.1 to the Current Report on Form 8-K (the “Form 8-K”) filed by the Company with the Commission on November 12, 2009, and (iii) up to 5,357,233 shares of common stock, $.001 par value, issuable upon the exercise of the Warrants (such shares, the “Warrant Shares).  The Shares and Warrants being registered are being offered and sold pursuant to a securities purchase agreement (the “Purchase Agreement”) among the Company and certain investors, which the Company has filed as Exhibit 10.1 to the Form 8-K.

We have examined the originals or certified, conformed or reproduction copies of all such records, documents and instruments as we have deemed necessary as the basis for the opinion expressed herein.  As to various questions of fact relevant to the opinion hereafter expressed, we have relied upon certificates of public officials and statements or certificates of officers or representatives of the Company and others.  In our examinations, we have assumed: (a) the correctness of information contained in all records, documents and certificates examined by us, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents and certificates submitted to us as originals, the authority of all individuals entering and maintaining records, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or reproduction copies and the authenticity of all originals underlying such copies; (b) except with respect to the Company, the due completion, authorization, execution and delivery of all documents and instruments examined by us and the consideration recited therein; (c) that each investor party to the Purchase Agreement has the power and authority to execute and deliver the Purchase Agreement and to perform its obligations thereunder, and all such actions have been duly and validly authorized by all necessary proceedings by such investor; (d) except with respect to the Company, that when duly authorized, executed and delivered, the Purchase Agreement will constitute a legal, valid and binding obligation of the investors party thereto, enforceable against such investors in accordance with its terms; and (e) that the laws of any jurisdiction other than the State of Nevada which may govern the Purchase Agreement and/or the Warrants are not inconsistent with the laws of the State of Nevada in any manner material to the opinions expressed in this opinion letter.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued in accordance with the Registration Statement, Prospectus, Prospectus Supplement and Purchase Agreement and delivered against payment of the consideration identified in the Purchase Agreement, will be validly issued, fully paid and nonassessable, (ii) the Warrants have been duly authorized and, when issued in accordance with the Registration Statement, Prospectus, Prospectus Supplement and Purchase Agreement and delivered against payment of the consideration identified in the Purchase Agreement, will constitute valid and binding obligations of the Company, and (iii) the Warrant Shares have been duly authorized, and when issued in accordance with the Warrants against payment of the consideration identified in the Warrants, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited solely to the federal laws of the United States of America and the laws of the State of Nevada, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.  Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

We hereby consent to the reference to our firm under "Legal Matters" in the Prospectus Supplement and the filing of this opinion as an exhibit to the Form 8-K.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulation.

Very truly yours,

PARR BROWN GEE & LOVELESS, PC